EXHIBIT 12(a)(1)

                           ND HOLDINGS, INC.
                          1 NORTH MAIN STREET
                       MINOT, NORTH DAKOTA  58703

December 21, 2000

To Our Stockholders:

   IF YOU HAVE ANY QUESTIONS REGARDING THE OFFER OR NEED ASSISTANCE IN TENDERING YOUR SHARES, PLEASE CONTACT MORROW & CO. INC., THE INFORMATION AGENT FOR THE OFFER, TOLL FREE AT (800) 607-0088.

    ND Holdings, Inc. (the "Company") is offering to purchase up to 750,000 shares of its common stock (the "Shares") from existing stockholders. The purchase price will be $1.25 per Share. The Company is conducting the offer through a procedure commonly referred to as an "Issuer Self-Tender Offer." This procedure allows the Company to purchase its Shares at a pre-determined price, in accordance with the terms of the offer.

    Any stockholder whose Shares are properly tendered directly to ND Resources, Inc., the depositary for the offer, and purchased pursuant to the offer, will receive the net purchase price in cash, without interest, and will not incur the usual transaction costs associated with open market sales. If more than 750,000 Shares (or such greater number of Shares as the Company elects to purchase) are tendered, the Shares will be purchased on a pro rata basis from each stockholder who properly tendered their Shares.

    The terms and conditions of the offer are explained in detail in the enclosed Offer to Purchase and the related Letter of Transmittal. We encourage you to read these materials carefully before making any decision with respect to the offer. The instructions on how to tender Shares are also explained in detail in the accompanying materials.

    Neither the Company nor the Board of Directors of the Company makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make the decision whether to tender such stockholder's Shares and, if so, how many Shares to tender. The Company has been advised that none of its directors or executive officers intend to tender Shares pursuant to the offer.

   The offer will expire at 5:00 p.m., Central Standard Time, on Monday, January 22, 2001, unless extended by the Company.

Very Truly Yours,

Robert Walstad
President and Chief Executive Officer

Enclosures:

website: www.ndholdings.com
email: info@ndholdings.com





                            ND HOLDINGS, INC.
                   OFFER TO PURCHASE FOR CASH UP TO
                  750,000 SHARES OF ITS COMMON STOCK
                AT A PURCHASE PRICE OF $1.25 PER SHARE

    ND Holdings, Inc. (the "Company"), hereby invites its stockholders to tender shares (the "Shares") of its common stock, no par value per share
(the "Common Stock"), to the Company at a price of $1.25 per share, net to the seller in cash, without interest thereon (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 750,000 Shares pursuant to the Offer. See Section 14.

                         SUMMARY TERM SHEET

    The following are some of the questions you, as a stockholder of the Company, may have and answers to those questions. The Company urges you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this Summary Term Sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

*  WHO IS OFFERING TO BUY MY SECURITIES?

    The Company is offering to purchase its own securities from you, the stockholder. See Section 1.

*  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    The Company is seeking to purchase 750,000 Shares of its outstanding Common Stock. See Section 1.

* HOW MUCH IS THE COMPANY OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT?

    The Company is offering to pay $1.25 per share in cash. If you tender your Shares directly to the Company in the Offer, you will not have to pay brokerage fees or similar expenses. See Section 3.

*  DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    The Company will need approximately $1 million to purchase the Shares pursuant to the Offer and to pay related fees and expenses. The Company expects to obtain the necessary funds from operations and its current cash position. See Section 8.

* IS THE COMPANY'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    Because the form of payment consists solely of cash and the Offer is not conditioned on the Company's ability to obtain financing, the Company does not think its financial condition is relevant to your decision whether to tender your Shares in the Offer. See Section 8.

*  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    Initially, you will have at least until 5:00 p.m., Central Standard Time, on Monday, January 22, 2001, to decide whether to tender your shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 3.

*  CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    The Company can extend or amend the Offer in its discretion, and if any condition to the Offer is not satisfied or waived prior to the expiration date, the Company may extend the expiration date or amend any term of the Offer. See
Section 14.

*  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If the Company decides to extend the Offer, the Company will inform Morrow & Co., Inc., the information agent, and ND Resources, Inc., the depositary for the Offer, and will make a public announcement of the extension, not later than 9:00 a.m., Central Standard Time, on the business day after the day on which the Offer was scheduled to expire. See Section 14.

*  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    The Offer is not conditioned on the receipt of financing or any governmental or non-governmental approvals. See Section 6.

*  HOW DO I TENDER MY SHARES?

    To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to ND Resources, Inc., the depositary for the Offer, not later than the time the Offer expires. If your Shares are held in a street name, the Shares can be tendered by your nominee through The Depositary Trust Company. If you cannot get something that is required to the depositary by the expiration of the Offer you will have some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the depositary within three American Stock Exchange trading days. However, the depositary must receive the missing items within that three trading day period. See Section 3.

*  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw Shares at any time until the Offer has expired and, if the Company has not by January 27, 2001 agreed to accept your Shares for payment, you can withdraw them at any time after such time until the Company accepts Shares for payment. See Section 4.

*  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary, ND Resources, Inc., while you still have the right to withdraw the Shares. See
Section 4.

*  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    The Offer allows you to sell all or a portion of your Shares if you so desire. If you determine not to accept the Offer or your Shares are not purchased in the Offer, your proportionate ownership in the Company will likely increase. After the Offer, increases or decreases in the Company's net income will be reflected in greater increases or decreases in earnings per share than is presently the case because of the smaller number of Shares that will be outstanding, assuming the Company does not issue additional Shares in the future. See Section 11.

*  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On December 15, 2000, the last business day of the week prior to announcement before the Company announced the Offer, the closing price of the Company's common stock (symbol: NDHI) reported on the NASDAQ OTC ELECTRONIC BULLETIN BOARD was approximately $.56 per Share. The Company recommends that you obtain a recent quotation for Shares of the Company's Common Stock in deciding whether to tender your Shares. See Section 7.

*  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    You may call Morrow & Co., Inc. which is acting as the information agent for the Offer, toll free at (800) 607-0088. See the last page of this Offer to Purchase for additional contact information.

                            TABLE OF CONTENTS

INTRODUCTION...........................................................  5
THE OFFER..............................................................  6
     1.  Material Terms of the Offer...................................  6
     2.  Purpose of the Offer; Certain Effects of the Offer............  7
     3.  Procedures for Tendering Shares...............................  8
     4.  Withdrawal Rights.............................................  10
     5.  Purchase of Shares and Payment of Purchase Price..............  11
     6.  Certain Conditions of the Offer...............................  11
     7.  Price Range of Shares.........................................  13
     8.  Source and Amount of Funds....................................  13
     9.  Certain Information Concerning the Company....................  13
     10. Interest of Directors, Officers and Nominees; Transactions and
         Arrangements Concerning Shares................................  16
     11. Effects of the Offer On the Market for Shares; Registration
         Under the Exchange Act........................................  17
     12. Certain Legal Matters; Regulatory Approvals...................  17
     13. Certain United States Federal Income Tax Consequences.........  17
     14. Extension of the Offer; Termination; Amendment................  18
     15. Fees and Expenses.............................................  19
     16. Miscellaneous.................................................  19

CERTAIN SECTIONS OF THIS OFFER TO PURCHASE INCLUDING, BUT NOT LIMITED TO,
SECTION 2 ENTITLED "PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER"
CONTAIN CERTAIN "FORWARD LOOKING STATEMENTS" AS SUCH TERM IS USED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.. THE COMPANY'S PERFORMANCE MAY BE AFFECTED BY MANY UNCERTAINTIES THAT EXIST IN THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT THAT MAY CAUSE ACTUAL PERFORMANCE TO DIFFER MATERIALLY FROM PERFORMANCE SUGGESTED BY ANY FORWARD LOOKING STATEMENTS.

TO THE HOLDERS OF COMMON STOCK OF
             ND HOLDINGS, INC.:

INTRODUCTION

    ND Holdings, Inc., a North Dakota corporation (the "Company"), invites its stockholders to tender shares (the "Shares") of its common stock, no par value per share (the "Common Stock"), to the Company at a price of $1.25 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (the "Letter of Transmittal") (which, as amended or supplemented from time to time, together constitute the "Offer").

    The Shares are listed and traded on the NASDAQ OTC ELECTRONIC BULLETIN BOARD ("NASDAQ OTC"). On December 15, 2000, the last business day of the week prior to announcement prior to the commencement of the Offer, the closing per Share price as reported on the NASDAQ OTC was approximately $.56.

    All Shares properly tendered prior to the Expiration Date (as defined in Section 1) will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including proration provisions, if applicable. The Company reserves the right, in its sole discretion, to purchase more than 750,000 Shares pursuant to the Offer. See Section 14.

    The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 6.

    The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make the decision whether to tender Shares and, if so, how many Shares to tender. The Company's directors and officers have advised the Company that they do not intend to tender any Shares in the Offer. See
Section 10.

    Upon the terms and subject to the conditions of the Offer, if, at the Expiration Date, more than 750,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not properly withdrawn, the Company may buy all Shares on a pro rata basis from all stockholders who properly tender Shares and do not properly withdraw them prior to the expiration of the Offer. See Section 1.

    The Purchase Price will be paid to tendering stockholders in cash, without interest thereon, for all Shares purchased. Tendering stockholders who hold Shares in their own name and who tender their Shares directly to ND Resources, Inc., which is acting as the Depositary in connection with the Offer, will not be obligated to pay brokerage commissions or solicitation fees on the purchase of Shares by the Company pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to the Depositary. However, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal may be subject to required United States Federal Income Tax Backup Withholding of 31% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the Offer. See Section 3. The Company will pay all fees and expenses of Morrow & Co., Inc., which is acting as the Information Agent in connection with the Offer. See Section 15.

    The Board of Directors determined that an offer to repurchase Shares directly from the Company's stockholders pursuant to this Offer would be in the best interests of the Company and its stockholders. The Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long term corporate goal of seeking to increase stockholder value. However, neither the Board of Directors nor the Company makes any recommendation as to whether any stockholder should tender any or all of such stockholder's Shares pursuant to the Offer, or as to the Purchase Price.

    The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to sell those Shares for cash without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. In addition, the Offer will give stockholders the opportunity to sell at prices greater than the closing price on the day prior to the commencement of the Offer. The Offer also allows stockholders to sell only a portion of their Shares while retaining a continuing equity interest in the Company. Stockholders who determine not to accept the Offer will realize a proportionate increase in their interest in the Company, subject to the Company's right to issue additional Shares and other equity securities in the future. After consummation of the Offer, increases or decreases in the Company's net income will be reflected in greater increases or decreases in earnings per share than is presently the case because of the smaller number of Shares that will be outstanding, assuming the Company does not issue additional Shares in the future. In determining whether to tender Shares pursuant to the Offer, stockholders should consider the possibility that they may be able to sell their Shares in the future on the NASDAQ OTC ELECTRONIC BULLETIN BOARD, or otherwise, at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered Shares in the future.

    As of December 14, 2000, the Company had 7,444,687 issued and outstanding Shares, and had reserved 1,049,000 Shares for issuance upon exercise of outstanding stock warrants ("Warrants"). The 750,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 10% of the Company's Shares outstanding on December 14, 2000. All warrants have an exercise strike price greater than $1.25. On December 15, 2000, the last business day of the week prior to announcement on the prior to the commencement of the Offer, the closing per Share sales price as reported on the NASDAQ OTC was approximately $.56. Stockholders are urged to obtain current market quotations for the Shares.

                               THE OFFER

1. MATERIAL TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer, the Company will purchase 750,000 Shares or such lesser number of Shares as are properly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at a price of $1.25 per Share, net to the seller in cash, without interest thereon.

    The term "Expiration Date" means 5:00 p.m., Central Standard Time, on January 22, 2001 unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section
14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 750,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase, pursuant to the Offer, an additional number of Shares, not to exceed 2% of the outstanding Shares (148,893 Shares), without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered may be subject to proration. The proration period also expires on the Expiration Date.

    The Offer will be extended an additional ten business days, if (a) the Company increases the number of Shares being sought in the Offer by more than 2% of the outstanding Shares (148,893 Shares), or (b) the Company decreases the number of Shares being sought, and (c) the Offer is scheduled to expire at any time earlier than ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

    The Offer is not conditioned on the tender of any minimum number of Shares, but is subject to certain other conditions. See Section 6.

    All Shares properly tendered pursuant to the Offer and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions, if applicable. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

    If the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 750,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

    If the number of Shares tendered and not withdrawn prior to the Expiration Date is greater than 750,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) the Company, upon the terms and subject to the conditions of the Offer, will accept Shares for purchase in the following order of priority: ALL SHARES VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION DATE ON A PRO RATA BASIS, IF NECESSARY (WITH APPROPRIATE ADJUSTMENTS TO AVOID PURCHASES OF FRACTIONAL SHARES).

    In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder other than Odd Lot Holders tendering Shares shall be based on the ratio of the number of Shares properly tendered and not properly withdrawn by each stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders.

    Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date, which press release will be also posted on the Company's website at http://www.ndholdings.com. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

    The order of the purchase of Shares by the Company from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration. Stockholders should consult with their own tax advisors.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to stockholders who were record holders of Shares as of December 14, 2000 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

    The Board of Directors believes that the Company's financial position, outlook and current market conditions make this an attractive time to repurchase a portion of the outstanding Shares.

    Since December 1, 1997, pursuant to authorizations by the Board of Directors to spend up to $2,000,000 to repurchase Shares of the Company, the Company has repurchased 1,057,000 Shares on the open market at a cost of approximately $994,000. Such authorizations were based upon the determination of the Board of Directors that Company repurchases of Shares would provide a liquidity opportunity for those stockholders wishing to dispose of their Shares, enhance stockholder value for the remaining stockholders, and that such repurchases would be in the best interests of the Company and its stockholders.

    After considering the results of the Company's Share repurchase program and the Company's alternatives, the Board of Directors determined that an offer to repurchase Shares directly from the Company's stockholders pursuant to this Offer would be in the best interests of the Company and its stockholders, and authorized the Offer. Shares purchased pursuant to the Offer will be in addition to Shares purchased under the repurchase program. The Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase stockholder value.

    Stockholders who determine not to accept the Offer or whose Shares are not purchased in the Offer will obtain a proportionate increase in their ownership interest in the Company. After consummation of the Offer, increases or decreases in the Company's net income will be reflected in greater increases or decreases in earnings per Share than is presently the case because of the smaller number of Shares that will be outstanding, assuming the Company does not issue additional Shares in the future.

    Subsequent to the Offer, the Company may periodically consider additional purchases of Shares pursuant to one or more open-market purchase programs. The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. Future purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

    The Company believes that after the Offer is completed the Company will have sufficient cash flow and access to other sources of capital to fund its working capital needs and provide for its current capital expenditure requirements. The funds required to complete the Offer and pay related expenses will be generated from operations and cash currently in the Company's accounts. See Section 8.

    The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares and neither has authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors and make their own decisions whether to tender Shares and, if so, how many Shares to tender. The officers and directors of the Company have advised the Company that they do not plan to tender Shares pursuant to the Offer. See Section 10.

    Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire any such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the NASDAQ OTC or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer.

    The beneficial ownership of certain Directors of the Company may cause them to be deemed to have certain interests with respect to the Offer. See Section 10.

    Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company in connection with the Offer; (e) any change in the present dividend policy, or indebtedness or capitalization of the Company other than in the Company's ordinary course of business; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association;
(i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

3. PROCEDURES FOR TENDERING SHARES.

    Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Central Standard Time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

    Stockholders who hold Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to the Depositary.

    Signature Guarantees and Method of Delivery. No signature guarantee is required: (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depositary Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended.

    Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message hereinafter (as defined) or, in the case of a tender through the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP"), the specific acknowledgment in each case together with any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book Entry Confirmation." Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary and will not constitute a valid tender.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility, in accordance with the normal procedures of such facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor), certifies under penalties of perjury that such number is correct, and provides certain other certifications regarding the inapplicability of backup withholding. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 13 herein) also may be subject to a penalty imposed by the IRS. If withholding based on the presumption that the payment will be characterized as a dividend for federal income tax purposes results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 herein)) are not subject to these backup withholding, and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instruction
11 of the Letter of Transmittal.

    To prevent United States Federal Income Tax Backup Withholding equal to
31% of the gross payments made to stockholders for Shares purchased pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with the stockholder's correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

    Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary, before the payment, a properly completed and executed IRS Form 1001 or current IRS requirement. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224 or current IRS requirement. The Depositary will determine a stockholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding based on the presumption that the payment will be characterized as a dividend for federal income tax purposes and by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

    Non-United States holders are urged to consult their own tax advisors regarding the application of United States Federal Income Tax Withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

    Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the stockholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

      (a) the tender is made by or through an Eligible Institution;

      (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

      (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ OTC trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

    Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

    By accepting the Offer and tendering Shares directly to the Depositary, an Odd Lot Holder will avoid the payment of brokerage commissions and any applicable odd lot discount payable on a sale of such Shares in a transaction effected on a securities exchange.

    Warrants. The Company is not offering, as part of the Offer, to purchase any Warrants outstanding and tenders of Warrants will not be accepted. Holders of Warrants who wish to participate in the Offer may first exercise their Warrants and purchase Shares of the Company's common stock and then tender the Shares pursuant to the Offer. In no event are any Warrants to be delivered to the Depositary in connection with a tender of Shares hereunder. Once exercised, the exercise of a Warrant cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any
reason.   There are no outstanding Warrants exercisable at prices less than the $1.25 tender offer price.

    Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder and the Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. Neither the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

    Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) the stockholder has a net long position in the Shares at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and
(b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) Warrants exercisable for the Shares tendered and will acquire the Shares for tender by exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

    The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon and subject to the terms and conditions of the Offer.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND, THEREFORE, WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 p.m., Central Standard Time, on January 27, 2001.

    For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any notice.

    Withdrawals may not be rescinded and any Shares properly withdrawn will, thereafter, be deemed not properly tendered for purposes of the Offer unless the withdrawn Shares are properly retendered prior to the Expiration Date by following one of the procedures described in Section 3.

    If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company. In the event of such an extension or delay, stockholders will continue to be entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

    Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company will accept for payment and pay for (and thereby purchase) Shares properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered and not properly withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, the Company will accept for payment and pay a per Share Purchase Price of $1.25 for 750,000 Shares (subject to increase or decrease as provided in Section 14) properly tendered, or such lesser number of Shares as are properly tendered, and not properly withdrawn as permitted in
Section 4.

    The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

    In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering stockholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

    Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required Federal Income Tax Backup Withholding of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 regarding United States Federal Income Tax consequences for Non-United States holders.

6. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after December 21, 2000 and prior to the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

      (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, or order threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

      (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, or
          (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

      (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

      (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before October 15, 2000), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors of the Company; or

       (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's reasonable judgment, is or may be material to the Company or its subsidiaries.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

7. PRICE RANGE OF SHARES.

    The Shares are listed and traded on the NASDAQ OTC (Symbol: NDHI). The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per Share on the NASDAQ OTC as compiled from published financial sources in each of such fiscal quarters.

                                  HIGH                    LOW
                                  ----                    ---
Calendar Year 2000
  1st quarter................... $   .72................ $   .53
  2nd quarter...................     .94................     .59
  3rd quarter...................     .94................     .72

Calendar Year 1999
  1st quarter...................    1.06................     .56
  2nd quarter...................    1.03................     .81
  3rd quarter...................    1.00................     .69
  4th quarter...................     .97................     .53

Calendar Year 1998
  1st quarter...................    2.06................    1.46
  2nd quarter...................    1.75................     .81
  3rd quarter...................    1.25................     .81
  4th quarter...................     .93................     .50

    The closing price per Share on the NASDAQ OTC on December 15, 2000, was approximately $.56. Shareholders are urged to compare such price with the current trading price per Share. The Company has not paid any cash dividends on its Common Stock.

8. SOURCE AND AMOUNT OF FUNDS.

    Assuming the Company purchases 750,000 Shares pursuant to the Offer at a purchase price of $1.25 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $1 million. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses with funds generated from operations and cash currently in the Company's accounts.

    The Company believes that current cash accounts, along with funds generated from operations, will be sufficient to finance the Offer, the Company's working capital needs and capital expenditures and business development needs.

9. CERTAIN INFORMATION CONCERNING THE COMPANY.

    ND Holdings, Inc. ("the Company") is a holding company primarily engaged, through various subsidiaries, in providing investment management, distribution, shareholder services, fund accounting and other related administrative services to the open-end investment companies known as "Integrity Mutual Funds" and "Ranson Managed Portfolios," hereinafter collectively referred to as "the Funds." Integrity Mutual Funds currently consists of four (5) open-end investment companies including ND Tax-Free Fund, Inc.("ND Tax-Free Fund"), Montana Tax-Free Fund, Inc.("Montana Tax-Free Fund"), South Dakota Tax-Free Fund, Inc. ("South Dakota Tax-Free Fund"), Integrity
Fund of Funds, Inc. ("Integrity Fund of Funds"), Integrity Small-Cap Fund of Funds, Inc. ("Integrity Small-Cap Fund of Funds"). Ranson Managed Portfolios consists of one open-end investment company containing four (4) separate portfolios including The Kansas Municipal Fund, The Kansas Insured
Intermediate Fund, The Nebraska Municipal Fund, and The Oklahoma Municipal Fund. Sales of Fund shares are marketed principally in Montana, Kansas, Oklahoma, North Dakota, Nebraska and South Dakota. In addition, the Company has commenced marketing of shareholder services, fund accounting and other administrative services offered by ND Resources, Inc. ("ND Resources") to fund groups in the United States. The Company has also become involved, on a limited basis, as an internet provider and has reviewed acquisition opportunities in other industries involving management services and information processing. The Company has been engaged in negotiation with a number of various entities over the past year for with respect to potential acquisitions of assets or entities as well as potential disposition of assets.

    As of December 31, 1999, total assets under management and/or administration in the Funds was approximately $364.1 million, compared to approximately $374.6 million as of December 31, 1998 and approximately $349.9 million as of December 31, 1997. The Company has been engaged in the financial services business since 1987. The Company was incorporated September 22, 1987 as a North Dakota corporation by Robert E. Walstad, current President of the Company. The Company's offices are at 1 North Main Street, Minot, North Dakota 58703. As of December 31, 1999, the Company had 32 full-time employees and 3 part-time employees, consisting of officers, investment management, securities distribution, shareholder services, data processing, law, accounting and clerical support staff.

THE COMPANY'S SUBSIDIARIES

    The Company's principal line of business is providing investment management, distribution, shareholder services, accounting and related services to the Funds and other clients. As a result, the Company is economically dependent on the Funds and others for substantially all of its revenue and income. The business is conducted through the wholly-owned subsidiary companies described below. Revenues generated by the subsidiaries are derived primarily from fees based on the level of assets under management. Other business opportunities have been considered.

ND MONEY MANAGEMENT, INC.

    ND Money Management, Inc. ("ND Money Management") is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940 (the "Advisers Act"). ND Money Management provides investment advisory services under investment advisory agreements with ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax-Free Fund, Integrity Fund of Funds and Integrity Small-Cap Fund of Funds. As of December 31, 1999, ND Money Management managed approximately $155.4 million, representing approximately 43% of the Company's total assets under management/service.

ND CAPITAL, INC.

      ND Capital, Inc. ("ND Capital") is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (the "NASD") and serves as principal underwriter and distributor for ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax-Free Fund, Integrity Fund of Funds and Integrity Small-Cap Fund of Funds. ND Capital earns Rule 12b-1 fees pursuant to Rule 12b-1 plans adopted by each such Fund except for Integrity Fund of Funds and contingent deferred sales charges ("CDSCs") from shareholders of such Funds if they redeem their shares within 5 years after their purchase. ND Capital began as principal underwriter for Investors Research Fund of Santa Barbara, California on December 1, 1998. ND Capital earned underwriting fees in connection with sales of such Investors Research Fund shares effected by ND Capital's sales representatives and the underwriter's portion of front-end sales loads ("FESLs") in connection with sales of such shares effected by other broker-dealers. On December 31, 1999, ND Capital terminated the underwriting agreement with Investors Research Fund due to significant changes in the Funds structure. ND Capital earned Rule 12b-1 fees pursuant to Rule 12b-1 plans adopted by Investors Research Fund.
As principal underwriter for Integrity Fund of Funds and Integrity Small-Cap Fund of Funds, ND Capital earns CDSCs from shareholders of such Funds if they redeem their shares within 5 years after their purchase. ND Capital also earns commission revenue in connection with sales of shares of outside mutual funds and in connection with effecting other securities transactions.

RANSON CAPITAL CORPORATION

    Ranson Capital Corporation ("Ranson") is registered with the SEC as an investment advisor and a broker-dealer. It is also a member of the NASD. Ranson provides investment advisory services to the Ranson Managed Portfolios under an investment advisory agreement. As of December 31, 1999, Ranson managed approximately $186 million in assets, representing approximately 51% of the Company's total assets under management/service. Ranson also serves as principal underwriter for the Ranson Managed Portfolios and earns Rule 12b-1 fees pursuant to Rule 12b-1 plans adopted by certain of the Ranson Managed Portfolios and the underwriter's portion of front-end sales load (FESLs) in connection with sales of shares of the Ranson Managed
Portfolios effected by other broker- dealers.

ND RESOURCES, INC.

    ND Resources, Inc. ("ND Resources") is registered with the SEC as a transfer agent under the Securities Exchange Act of 1934. ND Resources provides shareholder record keeping services and acts as transfer agent and dividend-paying agent for the Funds and Investors Research Fund. ND Resources also provides business management services, including fund accounting, compliance and other related administrative activities for the Funds and Investors Research Fund. ND Resources is compensated for providing these services under agreements with each Fund, and is reimbursed for out-of-pocket expenses.

DESCRIPTION OF BUSINESS

INVESTMENT ADVISORY SERVICES

    ND Money Management and Ranson act as the investment advisor to the Integrity Mutual Funds and Ranson Managed Portfolios, respectively, pursuant to investment advisory agreements with such Funds. ND Money Management and Ranson generally supervise and implement the Funds' investment activities, including deciding which securities to buy and sell. They also decide which broker-dealers through, or with which, to effect Fund securities transactions.

    Generally, each Fund pays ND Money Management or Ranson an investment advisory fee payable monthly based on the Fund's net assets. Annual investment advisory fees under the various investment advisory agreements are 0.50% of assets under management in the case of Ranson Managed Portfolios, 0.90% of assets under management in the case of Integrity Fund of Funds and Integrity Small-Cap Fund of Funds and 0.60% of assets under management for the remaining Funds managed by ND Money Management. Investment advisory fees are generally voluntarily waived or reduced, and other Fund expenses may be absorbed by the investment advisor, for a period of time to ensure that the Funds have competitive fee structures.

    The investment advisory agreements pursuant to which ND Money Management and Ranson provide investment advisory services continue in effect for successive annual periods as long as such continuance is approved annually by
(a) either a majority vote cast in person at a meeting of the relevant Fund's Board of Directors called for that purpose, or a vote of the holders of a majority of the relevant Fund's outstanding voting securities, and (b) a majority of the relevant Fund's directors who are not parties to the investment advisory agreement or interested persons of the Funds or the Company within the meaning of the Advisers Act.

    Either party may terminate the investment advisory agreement without penalty after specified written notice. Each investment advisory agreement also automatically terminates in the event of its "assignment" as defined in the Advisers Act. The termination of one or more investment advisory agreements between ND Money Management or Ranson and the Funds would have a material adverse impact on the Company. To date, no such investment advisory agreements have been terminated.

TRANSFER AGENCY, DIVIDEND DISBURSEMENT AND ADMINISTRATIVE SERVICES

    Transfer agency, dividend disbursement and other shareholder administrative services are provided to the Funds and other clients by ND Resources. ND Resources receives fees from the Funds and others for providing such services. As of December 31, 1999 such fees ranged from 0.09% per annum of assets under management/service to 0.16% per annum of assets under management/service, depending on the size of the Fund. In addition, ND Resources provides accounting services to the Funds for which it charges a base fee and an asset based charge ranging from 0.01% to 0.05% per annum of assets under management/ service depending on the size of the Fund.

DISTRIBUTION OF FUND SHARES

    ND Capital acts as the principal underwriter and distributor of shares of ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax-Free Fund, Integrity Fund of Funds and Integrity Small-Cap Fund of Funds pursuant to distribution agreements with such Funds. Pursuant to distribution agreements, Ranson acts as the principal underwriter and distributor of shares of the Ranson Managed Portfolios. The distribution agreements generally provide that ND Capital and Ranson shall distribute Fund shares and pay the expenses thereof. Fund shares are sold primarily by broker-dealers with whom ND Capital and Ranson Capital have entered into dealer sales agreements. ND Capital also sells a limited number of Fund shares directly to investors. The Company markets its Funds primarily to the residents of the rural states in which the Company's Funds invest in local bond issues.

BROKERAGE COMMISSIONS

    ND Capital and Ranson Capital also earn commission revenue in connection with sales of shares of outside mutual funds and when acting as a broker in effecting other securities transactions.

    The Company's principal executive office is located at 1 North Main Street, Minot, North Dakota, 58703. The Company's telephone number at such office is
(701) 852-5292.

    Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, Warrants granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549 or at its regional offices located at 1801 California Street, Suite 4800, Denver, Colorado. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

10. INTEREST OF DIRECTORS, OFFICERS AND NOMINEES; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

    As of December 14, 2000, the Company had 7,444,687 issued and outstanding Shares, and had reserved 1,049,000 Shares for issuance upon exercise of outstanding Warrants. The 750,000 Shares that the Company is offering to purchase represents approximately 10% of the Shares outstanding on December 14, 2000.

    As of December 14, 2000, the Company's directors and executive officers as a group (7 persons) beneficially owned an aggregate of 1,301,003 Shares (including Warrants) representing approximately 17% of the outstanding Shares. If the Company purchases 750,000 Shares pursuant to the Offer (no Shares will be tendered by the executive officers and directors), immediately following the Offer the Company's executive officers and directors as a group would own beneficially approximately 19% of the outstanding Shares, assuming exercise of all outstanding Warrants.

    Set forth below is information with respect to beneficial ownership at December 14, 2000 of the Common Stock (assuming exercise of all outstanding Warrants) by each Director, Executive Officer and Nominee of the Company.

                                                                           APPROXIMATE % OF             APPROXIMATE % OF CLASS
                                              AMOUNT AND NATURE OF       CLASS BEFORE TENDER           ASSUMING TENDER OF
NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP (1)          OF SHARES             750,000 SHARES COMPLETED
-----------------------------------------------------------------------------------------------------------------------------
Robert E. Walstad                                  806,789 (2)                  10.8%                         12.1%
Vance Castleman                                    144,090 (3)                   1.9%                          2.2%
Daniel L. Feist                                     23,100 (4)                    *                             *
Lyle E. McLain                                      20,573 (5)                    *                             *
Peter A. Quist                                     123,754 (6)                   1.7%                          1.8%
Myron Thompson                                     130,500                       1.8%                          1.9%
Richard H. Walstad                                  52,197 (7)                    *                             *

All Directors, Executive Officers and
Nominees as a group 7 persons
including the above named)                       1,301,003                      17.3%                         19.3%

* Less than 1% owned.

(1) Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2) Of these shares, 8,527 are held in Mr. Walstad's 401(k) account, and 8,142 shares held in Mr. Walstad's ESOP. The share total includes 675,200 shares covered by warrants which are currently exercisable or exercisable within 60 days of February 29, 2000 held by Mr. Walstad.

(3) Of these shares, 144,090 are held as tenants in common with Mr. Castleman's wife.

(4) The total includes 11,000 shares covered by warrants which are currently exercisable or exercisable within 60 days of February 29, 2000 held by Mr. Feist.

(5) Of these shares, 3,210 are held as joint tenants with Mr. McLain's wife, 3,023 are held in an IRA for Mr. McLain, 1,000 are held by Mr. McLain's wife, 160 shares are held by Mr. McLain's wife as custodian under the North Dakota Uniform Gifts to Minors Act and 3,080 are held in an IRA for Mr. McLain's wife. Includes 10,100 shares covered by warrants which are currently exercisable or exercisable within 60 days of February 29, 2000 held as joint tenants with Mr. McLain's wife.

(6) Of these shares, 4,412 are held in Mr. Quist's ESOP. Includes 56,000 shares covered by warrants which are currently exercisable or exercisable within 60 days of February 29, 2000 held by Mr. Quist.

(7) Of these shares, Mr. Walstad's wife holds 6,667. Includes 11,300 shares covered by warrants which are currently exercisable or exercisable within 60 days of February 29, 2000.

(8) The total includes 763,600 shares covered by warrants which are currently exercisable or exercisable within 60 days of February 29, 2000.

    The Company's executive officers and directors have advised the Company that they do not intend to tender any Shares pursuant to the Offer.

    Based on the Company's records and on information provided to the Company by its directors, executive officers and subsidiaries, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 60 days prior to the date hereof.

    Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person, directly or indirectly, relating to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.


11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. Assuming the purchase of 750,000 Shares by the Company, the Offer will result in a 10% decrease in outstanding Shares of the Company's Common Stock. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ OTC, the Company's purchase of Shares pursuant to the Offer will not cause the Company's remaining Shares to be delisted from the NASDAQ OTC.

    The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The purchase of Shares by the Company pursuant to the Offer will not result in the termination of registration of the Shares under the Exchange Act.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of a tender of Shares pursuant to the Offer. Those stockholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

    This summary addresses only Shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of stock Warrants or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. Each holder of Shares should consult such holder's tax advisor as to the consequences to such holder of participation in the Offer.

    A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder. In the case of a partnership, the tax treatment of the disposition of Shares pursuant to the Offer described below will be determined with reference to the partnership, while the applicability of foreign withholding rules may depend upon the partner's status. Partners holding Shares through a partnership are urged to consult their tax advisors.

    A United States Holder participating in the exchange will be treated either as having sold Shares or as having received a dividend distribution from the Company. In that regard, under Section 302 of the Code, a United States Holder whose Shares are tendered pursuant to the Offer will be treated as having sold Shares if the exchange (i) results in a "complete termination" of all of such holder's equity interest in the Company, (ii) is a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to such holder. In applying each of the Section 302 tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

    The receipt of cash by a stockholder will result in a "complete termination" of the stockholder's interest if either (1) all of the stock of the Company that is actually and constructively owned by the stockholder is transferred pursuant to the Offer or (2) all of the stock of the Company actually owned by the stockholder is sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of stock of the Company constructively owned by the stockholder in accordance with the procedures described in the Code. An exchange of Shares will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange of Shares (treating Shares exchanged pursuant to the Offer as no longer outstanding) pursuant to the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange (treating Shares exchanged pursuant to the Offer as outstanding). A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has concluded in a published ruling that even a minor reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs constitutes such a "meaningful reduction."

    If a United States Holder is treated as having sold Shares, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares sold to the Company. In the case of an individual US Holder, the maximum marginal United States federal income tax rate applicable to net capital gain on Shares held for more than one year is 20%.

    If a United States Holder who participates in the Offer is not treated as having sold Shares, such holder will be treated as receiving a dividend to the extent of such holder's ratable share of the Company's earnings and profits. Such a dividend will be includible in the United States Holder's gross income as ordinary income without reduction for the adjusted tax basis of the Shares tendered. In such event, the United States Holder's adjusted tax basis in its Shares tendered in the Offer generally will be added to such holder's adjusted tax basis in the remaining Shares. A dividend received by a corporate United States Holder may be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's earnings and profits, it will be treated first as a tax-free return of such United States Holder's tax basis in the Shares and thereafter as capital gain.

    See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

    The tax discussion set forth above is included for general information only. Each stockholder is urged to consult such holder's tax advisor concerning the particular tax consequences to such holder of the Offer, including the applicability and effect of state, local and foreign tax laws.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

    The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

    Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer).

    Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Central Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

    For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 midnight, Central Standard Time.

15. FEES AND EXPENSES.

    The Company has retained Morrow & Co., Inc. to act as Information Agent in connection with the Offer. The Information Agent may solicit certain holders of Shares by mail, telephone, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

    No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer.

16. MISCELLANEOUS.

    The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

    Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission a Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 9 with respect to information concerning the Company.

    No person has been authorized to give any information or make any representation on behalf of the Company in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, such information or representation must not be relied upon as having been authorized by the Company.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at the address set forth below.

THE DEPOSITARY FOR THE OFFER IS:            ND Resources, Inc.
                                           1 North Main Street
                                             Minot, ND 58703
Facsimile Transmission: (701) 852-2548 (for Eligible Institutions only) Confirm Receipt of Facsimile by Telephone: (701) 857-0230

    Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

THE INFORMATION AGENT FOR THE OFFER IS:    Morrow & Co., Inc.
                                      445 Park Avenue - 5th Floor
                                           New York, NY 10022
                                      Call collect: (212) 754-8000
                             Banks and Brokerage Firms Call (800) 654-2468
                               Shareholders Please Call: (800) 607-0088